NEOS formerly SHP EFT Trust

Exhibit 99 (h)(4)

INDEX SUBLICENSE AGREEMENT

This Agreement (together with all exhibits, this “Agreement”), dated October [ ], 2023, is by and among KB Asset Management Co. Ltd. (“KB”), and NEOS ETF Trust, a Delaware statutory trust (the “Trust”) that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of certain series of the Trust identified on Exhibit A hereto, as it may be amended from time to time (the “ETF”).

WHEREAS, KB is a party to an agreement (the “License Agreement”) with a certain party (the “Index Provider”) to use a certain index (the “Index”) and its related mark (the “Index Mark”) owned by the Index Provider, as identified on Exhibit A and attached on Exhibit B hereto, in connection with the operation, issuance, marketing, and promotion of the ETF;

WHEREAS, the Trust wishes to use the Index and the Index Mark in connection with the establishment, operation, identification and marketing of the ETF and in connection with making disclosures about the ETF under applicable laws, rules and regulations; and

WHEREAS, KB, pursuant to its sublicense rights under the License Agreement, wishes to authorize the Trust to use the Index and Index Mark on behalf of the ETF consistent with the terms of the License Agreement and as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:

1.	Grant of Sublicense.

Subject to the terms and conditions of this Agreement, KB hereby grants to the Trust a sublicense to use the Index (and associated data and information) and the Index Mark with respect to the ETF in the manner set forth in, and subject to the terms of, the License Agreement. The Trust will not sublicense or purport to sublicense the Index or the Index Mark to third parties.

2.	No Ownership Rights; Trademark Quality Control.

The Trust acknowledges and agrees that nothing in this Agreement shall transfer to the Trust or the ETF any title to, or any right or interest in, the Index or the Index Mark, and that all rights to or in the Index or the Index Mark are reserved to the Index Provider.

The Trust’s and/or the ETF’s use and display of the Licensed Mark as authorized hereunder (including in any marketing and promotional materials related to the ETF), shall: (a) conform in all material respects to standards of quality that KB may from time to time reasonably identify with respect to the display and use of the Licensed Mark; and (b) be in compliance with all applicable laws, rules, regulations, and/or self-regulating organizational rules, including, but not limited to, banking, commodities, and securities laws. Upon reasonable request, the Trust will deliver to KB representative samples of the Trust’s and/or the ETF’s materials using the Licensed Mark. If KB reasonably determines that the Trust and/or the ETFs fail to maintain a consistent level of quality in accordance with the terms of this Agreement, then KB may request that the Trust take reasonable steps to remedy any such deficiencies and the Trust shall promptly comply with (and cause the ETF to promptly comply with) such requests.

3.	Performance of Obligations under the License Agreement.

The Trust will be responsible for performing all of KB’s applicable obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Index and the Index Mark in connection with the formation and operation of ETF. The Trust acknowledges and agrees that it has received and reviewed copies of the License Agreement, and agrees to be responsible for all of KB’s obligations thereunder. Any rights under the License Agreement not expressly granted to the Trust hereunder are reserved by KB.

4.	No Fees.

The rights of the Trust, on behalf of the ETF, to use the Index and the Index Mark are provided by KB at no cost to the Trust or the ETF.

5.	Warranty by KB.

(a)                 KB warrants that it has the right under the License Agreement and/or any amendment to the License Agreement to permit the ETF to use the Index and the Index Mark under this Agreement, and that to its actual knowledge, the ETF’s use of an Index and its Index Mark in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.

(b)                KB makes no other warranties as to the Index or the Index Mark, including no warranties that the Index or the Index Mark: (i) is of any particular quality (satisfactory or otherwise); (ii) is fit for any particular purpose or use, including but not limited to producing any particular investment outcome or suitability for any use made of the Index or the Index Mark (whether or not this use has been made known to KB); or (iii) is accurate or complete.

6.	Limitation of Liability.

With respect to the Index or the Index Mark, KB shall not be liable to the Trust or the ETF (whether by breach of contract, negligence, or for any other reason) for any loss of profits; loss of sales; loss of revenue; loss of goodwill; loss of reputation; loss of opportunity; loss or damage arising from any claim by a shareholder of the ETF; loss of value in or relating to the ETF; or any indirect, consequential or special loss or damages relating thereto.

7.	Term and Termination.

This Agreement shall become effective as of the date hereof. This Agreement may be terminated by either party upon 60 days’ written notice to the other party. In addition, this Agreement shall terminate with respect to the ETF using the Index or Index Mark with respect to the License Agreement with the Index Provider has been terminated. Upon the effectiveness of any such termination, the Trust and the ETF shall immediately cease to use the Index and the Index Mark.

8.	Confidentiality.

The Trust shall keep confidential any confidential information with respect to this Agreement, the License Agreements, the Index and the Index Mark, disclosed to it by KB and marked as being confidential. The Trust shall not disclose any such information unless written consent is obtained from KB. The contents of the License Agreement (but not its existence) shall be treated as confidential. The obligations of confidentiality in this Agreement do not apply to any information: (a) that is generally available to the public, unless this availability results from a breach of this Agreement; (b) that the Trust already possesses or which it obtains or originates independently in circumstances in which the Trust is free to disclose it to others; (c) that is trivial or obvious; or (d) that is required to be disclosed by any court, regulatory or governmental body or tribunal that is authorized to order its disclosure.

9.	Amendments.

No provision of this Agreement may be amended except by written agreement of the parties hereto, except that KB and the Trust may add or delete ETFs from Exhibit A hereto by mutual assent.

10.	Assignment.

The Trust will not make, or purport to make, any assignment or other transfer of this Agreement. KB may assign its rights and obligations under this Agreement effective upon the giving of written notice to the Trust.

11.	Entire Agreement.

This Agreement, which includes all exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

12.	Construction.

Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of New York.

13.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

14.	Declaration of Trust of the Trust.

The Declaration of Trust of the Trust is on file with the Secretary of the State of Delaware. This Agreement is executed on behalf of the Trust by the Trust’s officers as officers and not individually. The obligations imposed upon the Trust and the ETF by this Agreement are not binding upon any of the Trustees or officers of the Trust or the shareholders of the ETF individually but are binding only upon the assets and property of the Trust and the ETF.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

KB Asset Management Co. Ltd.

/s/
Name:
Title:

NEOS ETF TRUST, on behalf of the ETF listed on Exhibit A

/s/
Name:
Title:

EXHIBIT A

ETF	Index Provider	Date of License Agreement	Date of Grant of License to Index	Index	Index Mark
Mast Global Battery Recycling & Production ETF	Indxx Inc.	February 1, 2022	[ ]	Indxx Global Battery Recycling & Production Index	[ ]

Last updated: October [  ], 2023

A-1

EXHIBIT B

The Index License Agreement between KB and Indxx, LLC, dated February 1, 2022 (the “Indxx Agreement”), including the First Amendment to Indxx Agreement dated May 24, 2023, and the Side Letter, attached in this Exhibit B, are incorporated herein by reference.

Last updated: October [  ], 2023

B-1